KPMG LLP

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Consent of Independent Registered Public Accounting Firm

The Board of Directors

SNDL Inc. (formerly Sundial Growers Inc.)

We consent to the use of our report, dated April 27, 2022, on the consolidated financial statements of Sundial Growers Inc. (the “Entity”) which comprise the consolidated statements of financial position as at December 31, 2021, the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively the “consolidated financial statements”), which is included in the Annual Report on Form 20-F of the Entity for the fiscal year ended December 31, 2022.

We also consent to the incorporation by reference of such reports in the Registration Statement on Form F-3 (No. 333-253169 and No. 333-253813) and Form S-8 (No. 333-233156, No. 333-262233, No. 333-267510 and No. 333-269242) of the Entity.

/s/ KPMG LLP

April 24, 2023

Calgary, Canada